Exhibit 10.2

April 3, 2017

Katy Industries, Inc.

11840 Westline Industrial Drive, Suite 200

St. Louis, Missouri  63146

Attn:  Robert Guerra, President and Chief Executive Officer

Re:  Credit and Security Agreement, dated as of November 16, 2016, among Katy Industries, Inc. and the other Borrower parties thereto (collectively, the “Borrowers”), Encina Business Credit SPV, LLC, as Agent (“Agent”) and the Lender parties thereto (as amended from time to time, the “Credit Agreement”).  All capitalized terms not defined herein shall have the same meanings as used in the Credit Agreement.

Ladies and Gentlemen:

Agent, on behalf of itself and all Lenders, hereby acknowledges to the Borrowers that (i) it consents to the Borrowers incurring additional Second Lien Indebtedness pursuant to the terms and conditions of that certain Sixth Amendment to Second Lien Credit and Security Agreement of even date herewith in an aggregate principal amount of $1,000,000 in the form of the Sixth Amendment Priority Term Loan A (as such term is defined in such amendment) and (ii) it agrees that the proceeds of such additional Second Lien Indebtedness, upon remittance to and receipt by the Agent, shall be applied by the Agent to reduce outstandings under the Revolving Credit Facility in accordance with Section 2.05(b)(vi) of the Credit Agreement to provide, dollar-for-dollar, the Borrowers with incremental liquidity.

In addition, pursuant to Section 4 of that certain Amendment No. 1 to Credit and Security Agreement, dated as of January 24, 2017, among Borrowers, Agent and Lenders, Borrowers were required to deliver to Agent, on or before February 24, 2017, a business plan in accordance with the requirements set forth therein in form and substance acceptable to Agent (the “Business Plan”).  Borrowers have requested an extension of delivery for the Business Plan until April 7, 2017.  Agent and Lenders hereby agree to such extension.  The failure of Borrowers to deliver the Business Plan prior to April 7, 2017 shall constitute an immediate Event of Default under the Credit Agreement.

The foregoing is a limited consent and acknowledgment and, except as expressly set forth herein, shall not be deemed to constitute a consent with respect to any other current or future departure from the requirements of any provision of the Credit Agreement or any other Loan

Document.  Agent and Lenders have not waived, and are not by this acknowledgment letter waiving, any Default or Event of Default which may be continuing on the date hereof.  Agent and Lenders expressly reserve the right, in their discretion, to exercise any or all of their rights and remedies under the Credit Agreement and the other Loan Documents as a result of the existence of any Default or Event of Default.

Encina Business Credit SPV, LLC, as Agent

By:	/s/ Dan Ross

Title:	Director

Acknowledged and Agreed:

CONTINENTAL COMMERCIAL PRODUCTS, LLC,
as Borrower Agent

By:	/s/ Robert Guerra
Name:	Robert Guerra
Title:	President & CEO